Exhibit 99.9

Consent to be Named as a Director Nominee or Designee

In connection with the filing by Ritchie Bros. Auctioneers Incorporated (the “Company”) of the Registration Statement on Form S-4 (as amended or supplemented, the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee or designee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: February 1, 2023
/s/ Jeffrey Smith
Name: Jeffrey Smith